Filed Pursuant to Rule 433

Registration No. 333-177580

October 28, 2013

FINAL TERM SHEET

Dated October 28, 2013

4.000% Notes due 2024 5.375% Notes due 2044

Issuer:	Altria Group, Inc.

Guarantor:	Philip Morris USA Inc.

Aggregate Principal Amount:	2024 Notes: $1,400,000,000 2044 Notes: $1,800,000,000

Maturity Date:	2024 Notes: January 31, 2024 2044 Notes: January 31, 2044

Coupon:	2024 Notes: 4.000% 2044 Notes: 5.375%

Interest Payment Dates:	2024 Notes: Semiannually on each January 31 and July 31, commencing July 31, 2014 2044 Notes: Semiannually on each January 31 and July 31, commencing July 31, 2014

Price to Public:	2024 Notes: 99.378% of principal amount 2044 Notes: 99.574% of principal amount

Benchmark Treasury:	2024 Notes: 2.500% due August 15, 2023 2044 Notes: 2.875% due May 15, 2043

Benchmark Treasury Yield:	2024 Notes: 2.523% 2044 Notes: 3.652%

Spread to Benchmark Treasury:	2024 Notes: +155 bps 2044 Notes: +175 bps

Yield:	2024 Notes: 4.073% 2044 Notes: 5.402%

Settlement Date (T+3):	October 31, 2013

CUSIP / ISIN:	2024 Notes: CUSIP Number: 02209S AS2 ISIN Number: US02209SAS23 2044 Notes: CUSIP Number: 02209S AR4 ISIN Number: US02209SAR40

Joint Book-Running Managers:	Goldman, Sachs & Co. Morgan Stanley & Co. LLC RBS Securities Inc. Scotia Capital (USA) Inc.

Senior Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc.

Co-Managers:	Banca IMI S.p.A.[1] CastleOak Securities, L.P. HSBC Securities (USA) Inc. Loop Capital Markets LLC Santander Investment Securities Inc. Wells Fargo Securities, LLC

[1]

The following paragraph is hereby added under the caption “Underwriting” in the prospectus supplement as paragraph thirteen: “Banca IMI S.p.A. is not a U.S. registered broker-dealer, and will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.”

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll free at 1-866-471-2526, Morgan Stanley & Co. LLC toll free at 1-866-718-1649, RBS Securities Inc. toll free at 1-866-884-2071 or Scotia Capital (USA) Inc. toll free at 1-800-372-3930.